March 9, 1995





A. Clinton Allen III
710 South Street
Needham, Mass. 02192

Dear Mr. Allen:

         This will confirm that in connection with your services as a consultant to The Great American BackRub Store, Inc. (the "Company") and pursuant to that certain Consulting Agreement between you and the Company dated the date hereof (the "Consulting Agreement"), effective March 9, 1995 the Company granted to you an option (the "Option") to purchase one hundred thousand(100,000) shares (the "Shares") of its authorized but unissued common stock, par value $.001 ("Common Stock"), at a purchase price equal to $5.00 per share.

         The Option may be exercised at any time prior to March 8, 2005.

         The Option hereby granted to you is not transferable in whole or in part.

         Exercise of the Option may be effected by delivering to the Company, at its principal offices, a notice of exercise in the form annexed hereto as Exhibit A, together with payment of the purchase price. The purchase price is to be paid by certified or cashier's check payable to the Company in an amount equal to the number of Shares you are purchasing multiplied by the purchase price per Share set forth herein, by delivering shares of the Company's stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the option, or through your written election to have Shares withheld by the Company from the Shares otherwise to be received with such withheld Shares having a fair market value on the date of exercise equal to the exercise price of the option. Neither the Option granted to you hereunder nor the Shares issuable upon exercise of the Option have been registered under the Securities Act of 1933, as amended (the "Act"), and are not being acquired by you with a view towards distribution for resale and may not be mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such Shares under the Act or an opinion of counsel for the Company that registration is not required under the Act. Any of the Shares issued upon the exercise of the Option (unless registered under the Act by the Company) shall bear the following legend:

                   The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. These shares have been acquired for investment and not with a view to distribution or resale and may not be sold or transferred in the absence of an effective registration statement for such shares under the Securities Act of 1933 or an opinion of counsel for the Company that registration is not required under such Act.

         In the event that the Company shall at any time prior to the expiration of this Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially all of its assets to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation, or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of this Option, the purchase price of the Shares and the number of shares of Common Stock issuable upon the exercise hereof shall be appropriately adjusted by the Board of Directors of the Company so that you shall receive for the exercise price, in addition to or in substitution for the Shares to which you would be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such securities or property of the Company resulting from such consolidation or merger or transfer, of such assets of the Company, which you would have been entitled to receive had you exercised this Option prior to the happening of any of the foregoing events.

         This Option does not confer upon you any right whatsoever as a stockholder of the Company. Upon the exercise of this Option, the subscription form attached hereto must be duly executed and the accompanying instructions for registration of the stock filled in.

         This Option shall be binding upon any successors or assigns of the Company.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance by signing this letter in the space provided below.

                                   Very truly yours,




                                   THE GREAT AMERICAN BACKRUB STORE, INC.


                                   By:  /s/ William Zanker
                                        -------------------
                                        Name:  William Zanker
                                        Title: Chairman of the Board and
                                               President



AGREED AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:



/s/ A. Clinton Allen III
- -------------------------
   A. Clinton Allen III

                                    EXHIBIT A


The Great American BackRub Store, Inc.
958 Third Avenue
New York, New York 10022

Gentlemen:

         Notice is hereby given of my election to purchase ______ shares of Common Stock, $.001 par value per share (the "Shares"), of The Great American BackRub Store, Inc. at a price of $5.00 per Share (prior to any adjustments as provided in the Stock Option Letter Agreement between us dated March 9, 1995), pursuant to the provisions of the option granted to me on March 9, 1995, pursuant to the Stock Option Letter Agreement. Enclosed in payment for the Shares is:

         /  /     my check in the amount of $________.

        /  /      __________________     Shares    having    a    total    value
                  $______________,   such  value  being  based  on  the  closing
                  price(s) of the Shares on the date hereof.

       /  /       Withhold  _____  Shares  having a total value of  $__________, such value being based on the closing price(s) of the Shares on the date hereof, from the Shares otherwise to be received.

         I represent and warrant that I am acquiring the said shares for my own account for investment purposes only; that I have no present intention of selling or otherwise disposing of such shares or any part thereof; that I will not transfer shares in violation of the securities laws of the United States; that I am familiar with the business operations, management and financial condition and affairs of the Company; that I have not relied upon any representation of the Company with respect thereto; and that I have the personal financial means to comply with all of said representations. I further confirm that I have been advised that said shares have [not] been registered under the Securities Act of 1933, as amended, and that I have consulted with and been advised by counsel as to the restrictions on resale to which said shares will thereby be subject.

         The  following   information   is  supplied  for  use  in  issuing  and
registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations          ___________________

                  Name                          ___________________

                  Address                       ___________________

                                                ___________________

                  Social Security Number        ___________________





Dated:            _______________, ____



                                              Very truly yours,





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